Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 23, 2024 relating to the financial statements and financial highlights, which appears in Loomis Sayles Global Growth Fund’s, Loomis Sayles Senior Floating Rate and Fixed Income Fund’s and Vaughan Nelson Select Fund’s Annual Report on Form N-CSR for the year ended November 30, 2023. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 26, 2024

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Suite 500, Boston, MA 02210
T: (617) 530 5000, www.pwc.com/us